EXHIBIT 99

Contact:	Nel Taylor
Chief Communication Officer
502/394-2100

RESCARE COMPLETES ONEX TRANSACTION

Announces Results of Annual Meeting

LOUISVILLE, KY (June 23, 2004) - ResCare (NASDAQ/NM: RSCR), the nation’s leading provider of residential, training, educational and support services for at-risk youth and persons with special needs, today announced that it has completed its previously announced transaction with Onex Partners LP. Under the terms of the transaction, Onex has purchased $50.5 million of ResCare’s Series A convertible preferred shares. The preferred shares are convertible into approximately 4.8 million of ResCare’s common shares, based on a value of $10.50 per common share. Onex Partners also purchased 3.7 million common shares from the Company’s founder, James R. Fornear, and two other insiders at a price of $8.90 per share. These purchases, combined with the $50.5 million in convertible preferred shares, represent an approximate 30% equity interest in the Company.

     The Company expects its earnings for the second half of 2004 to be reduced by approximately $0.06 per diluted share as a result of the additional shares that have been issued in connection with this transaction. That amount will be offset by approximately $0.02 per diluted share related to an anticipated reduction in net interest expense during the same period. In addition, the Company will record a pre-tax charge in the second quarter of 2004 of approximately $900,000 ($0.02 per diluted share) related to required payments under certain director stock option plans as a result of the transaction. However, these numbers do not reflect an anticipated accretive effect from acquisitions made possible by the new funding. Excluding these potential acquisitions and after giving effect to the Onex transaction, the Company expects diluted earnings per share of $0.66 to $0.71 for the full year 2004. The previously provided guidance for net income of $18.5 million to $20.0 million remains unchanged.

     In addition, the Company announced results of its annual meeting of shareholders, held today in Louisville, Kentucky. At the meeting, shareholders elected three Class III directors for three-year terms; approved the Preferred Stock Purchase Agreement with Onex Corporation; approved an amendment to the 2000 Non-employee Directors Stock Ownership Incentive Plan to increase the number of shares available; and ratified the appointment of KPMG LLP as the Company’s independent auditors for 2004.

     Also, after the annual meeting, the Board of Directors appointed four new Board members, as provided for in the Onex transaction, to replace James R. Fornear, Spiro B. Mitsos, Ph.D., Seymour L. Bryson, Ph.D., and Vincent D. Pettinelli, who have retired from the Board. The four new Board members are:

•	Robert M. Le Blanc is a Managing Director of Onex Corporation. Before joining Onex in 1999, Mr. Le Blanc worked for Berkshire Hathaway for seven years. He is the lead director of Magellan Health Services, Inc., a provider of behavioral healthcare services.

•	Nigel S. Wright is a Managing Director of Onex Corporation, where he has worked since 1997. Wright practiced mergers and acquisitions and securities law at the Toronto firm of Davies, War & Beck from 1991 to 1997. He has also served in a policy development capacity in the office of the Prime Minister of Canada.

•	Robert E. Hallagan is vice chairman of Heidrick & Struggles, an executive search firm with over 1,100 search professionals in 60 offices, where he has worked since 1997. From 1991 to 1997, he served as the firm’s president and chief executive officer.

•	Dr. David Braddock is a nationally recognized expert on services to people with disabilities. Since 2001, he has held the positions of Associate Vice President of the University of Colorado System, Executive Director of the Coleman Institute and the Coleman-Turner Chair in Cognitive Disability in the Department of Psychiatry in the School of Medicine at the Colorado University Health Sciences Center. Dr. Braddock is also a former president of the American Association on Mental Retardation.

     Ronald G. Geary, ResCare chairman, president and chief executive officer, said, “We are pleased to have completed the Onex transaction. The additional capital enables us to resume our growth plans, which will extend our services to a greater number of deserving persons while adding value for our shareholders. I’m grateful to the four retiring Board members, whose contributions have meant so much to our company. We look forward to working with our new Board members as we maximize ResCare’s potential.”

     ResCare, founded in 1974, offers services to some 32,000 people in 33 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational support to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, KY. More information about ResCare is available on the Company’s website at http://www.rescare.com.

     From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports.